Exhibit 99.1
Armstrong Energy, Inc. Announces Results for the
Quarter Ended March 31, 2016

•	First quarter 2016 revenue totaled $60.4 million on 1.4 million tons sold, which resulted in Adjusted EBITDA of $4.4 million.

•	Available liquidity totaled $77.4 million at March 31, 2016.

•	Board of Directors authorizes evaluation of strategic alternatives amid continued weak market conditions.
St. Louis, May 12, 2016 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported results for the quarter ended March 31, 2016. The following table highlights the key financial metrics for the first quarter.

	Quarter Ended March 31,
	2016	2015
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,424	1,967
Revenue	$60,444	$96,335
Adjusted EBITDA (1)	$4,433	$13,120
Average Sales Price per Ton	$42.44	$48.98
Cost of Coal Sales per Ton (2)	$36.99	$40.08
Adjusted EBITDA(1) per ton	$3.11	$6.67

1  Non-GAAP measure; please see definition and reconciliation below.
2 Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $60.4 million for the three months ended March 31, 2016 is 37.3% lower than the comparable period of the prior year primarily attributable to the decrease in sales volume. The volume variance experienced for the three months ended March 31, 2016 totaled $26.6 million. The volume decline is primarily driven by decreasing customer demand from the weak market conditions, low natural gas prices, and mild winter weather leading to excessively high coal stockpiles at utilities at the end of the first quarter of 2016. In addition, we experienced an unfavorable price variance of $9.3 million for the three months ended March 31, 2016, respectively, driven primarily by the renewal of sales contracts at less favorable prices, as well as unfavorable transportation adjustments included as a component of the sales price in certain of our long-term supply agreements, as a result of declining diesel prices.
Costs of coal sales of $52.7 million for the three months ended March 31, 2016 is 33.2% lower than the comparable period of the prior year due to both the decrease in volume and improved operating efficiency, primarily related to favorable repair and maintenance costs experienced at our underground mines, lower fuel costs and better mining conditions experienced at our surface mines. On a per ton basis, cost of coal sales for the three months ended March 31, 2016 totaled $36.99, which represents a decline of $3.09 per ton as compared to the same period of 2015.
General and administrative expenses were $3.5 million for the three months ended March 31, 2016, which was $1.1 million lower than the comparable period of 2015. The decrease is due primarily to lower labor and benefits expense, non-income related taxes, and legal and other professional services.

Adjusted EBITDA for the three months ended March 31, 2016 totaled $4.4 million, which is a 66.2% decrease over Adjusted EBITDA for the same period of 2015 of $13.1 million. The decrease in Adjusted EBITDA resulted primarily from a decline in gross margin of $9.7 million resulting from lower sales volume and average pricing in the three months ended March 31, 2016, as compared to the same period of 2015, partially offset by lower G&A expenses, exclusive of stock compensation expense, experienced in the current quarter.
Liquidity
The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of March 31, 2016, our available liquidity was $77.4 million, comprised of cash on hand of $62.1 million and $15.3 million available under our revolving credit facility.
As a result of the weak market conditions and depressed coal prices, we have undertaken steps to adequately preserve our liquidity and manage operating costs, including efficiently controlling capital expenditures. During 2015, we undertook steps to enhance our financial flexibility and reduce cash outflows in the near term, including a streamlining of our cost structure and anticipated reductions in production volumes and capital expenditures. Based on current assumptions, we believe that existing cash balances, cash generated from operations and borrowing capacity available under our asset-based revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements in 2016. If market conditions do not improve, we expect to continue to experience operating losses, which would adversely affect our liquidity in the future. As a result, we could be forced to take further action, including additional restructurings and reductions in capital expenditures.
Short-term Outlook
There continues to be weakness in the U.S. thermal coal markets driven by low natural gas prices, increased government regulations, and continuing mild weather. In addition, utilities are experiencing historically high coal inventory stockpiles as their burn is down and have, therefore, been forced to defer contracted tonnages. Due to the current economic environment, Armstrong continues to take steps to rationalize its production to meet the current demand levels. On April 22, 2016, Worker Adjustment and Retraining Notification (WARN) Act notices were delivered to employees of one of our mining operations and related preparation plant in anticipation of closing the Parkway underground mine. Coal production at the mine is expected to cease by the end of the second quarter of 2016.
As of March 31, 2016, Armstrong had 5.6 million tons committed and priced for 2016, which includes amounts deferred from 2015.
For 2016, capital spending is currently expected to be in the range of $8 million to $12 million, which will be primarily related to maintenance capital expenditures. With respect to any significant development projects, we plan to defer them to time periods beyond 2016 and will continue to evaluate the timing associated with those projects based on changes in overall coal supply and demand.
Review of Strategic Alternatives
Armstrong’s Board of Directors authorized an exploration of strategic alternatives aimed at strengthening its balance sheet and improving its long-term capital structure. Armstrong has retained MAEVA Group, LLC as its financial adviser and Kirkland & Ellis LLP as its legal adviser to assist the Board of Directors and management with the strategic review process. Armstrong does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.
Conference Call
A conference call regarding Armstrong’s first quarter 2016 financial results will be held today at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls over 550 million tons of proven and probable coal reserves in Western Kentucky and currently operates six mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31,
	2016	2015
Revenue	$60,444	$96,335
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	52,675	78,830
Production royalty to related party	1,629	2,001
Depreciation, depletion, and amortization	7,614	17,344
Asset retirement obligation expenses	329	427
General and administrative expenses	3,518	4,639
Operating loss	(5,321)	(6,906)
Other income (expense):
Interest expense, net	(8,108)	(8,377)
Other, net	105	29
Loss before income taxes	(13,324)	(15,254)
Income taxes	(117)	—
Net loss	(13,441)	(15,254)
Income attributable to non-controlling interest	—	—
Net loss attributable to common stockholders	$(13,441)	$(15,254)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,102	$67,617
Accounts receivable	12,537	14,270
Inventories	15,431	14,562
Prepaid and other assets	1,106	1,952
Total current assets	91,176	98,401
Property, plant, equipment, and mine development, net	254,735	261,398
Investments	3,554	3,525
Other non-current assets	17,775	17,387
Total assets	$367,240	$380,711
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,386	$22,555
Accrued and other liabilities	17,433	13,045
Current portion of capital lease obligations	1,490	1,943
Current maturities of long-term debt	8,776	8,402
Total current liabilities	44,085	45,945
Long-term debt, less current maturities	201,999	203,508
Long-term obligation to related party	128,781	128,809
Related party payables, net	19,401	16,413
Asset retirement obligations	14,262	13,990
Long-term portion of capital lease obligations	331	555
Other non-current liabilities	7,054	6,772
Total liabilities	415,913	415,992
Stockholders’ deficit:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,883,224 and 21,853,224 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	218	218
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	—	—
Additional paid-in-capital	238,667	238,695
Accumulated deficit	(285,775)	(272,334)
Accumulated other comprehensive loss	(1,806)	(1,883)
Armstrong Energy, Inc.’s deficit	(48,696)	(35,304)
Non-controlling interest	23	23
Total stockholders’ deficit	(48,673)	(35,281)
Total liabilities and stockholders’ deficit	$367,240	$380,711

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(13,441)	$(15,254)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation (income) expense	(28)	58
Income from equity affiliate	(29)	(35)
Loss on disposal of property, plant and equipment	—	72
Amortization of original issue discount	231	204
Amortization of debt issuance costs	412	374
Depreciation, depletion and amortization	7,614	17,344
Asset retirement obligation expenses	329	427
Non-cash activity with related party, net	2,961	4,118
Non-cash interest on long-term obligations	5,879	5,881
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,733	(1,931)
Increase in inventories	(870)	(1,851)
Decrease in prepaid and other assets	845	1,119
Increase in other non-current assets	(481)	(597)
(Decrease) increase in accounts payable and accrued and other liabilities	(7,639)	2,072
Increase in other non-current liabilities	282	385
Net cash (used in) provided by operating activities:	(2,202)	12,386
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(947)	(8,611)
Proceeds from disposal of fixed assets	—	475
Net cash used in investing activities	(947)	(8,136)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(676)	(677)
Payments of long-term debt	(1,690)	(1,279)
Net cash used in financing activities	(2,366)	(1,956)
Net change in cash and cash equivalents	(5,515)	2,294
Cash and cash equivalents, at the beginning of the period	67,617	59,518
Cash and cash equivalents, at the end of the period	$62,102	$61,812

Adjusted EBITDA (Unaudited)
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure:

	Quarter Ended March 31,
	2016	2015
	(Dollars in thousands)
Net loss	$(13,441)	$(15,254)
Depreciation, depletion, and amortization	7,614	17,344
Asset retirement obligation expenses	329	427
Non-cash production royalty to related party	1,629	2,001
Interest expense, net	8,108	8,377
Income taxes	117	—
Non-cash employee benefit expense	105	167
Non-cash stock compensation (income) expense	(28)	58
Adjusted EBITDA	$4,433	$13,120

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). It is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, asset impairment and restructuring charges, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.
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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2016.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202